UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2011

CREDIT ONE FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Florida	000-50320	59-3641205
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Wall Street, Suite 818, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

(212) 809-1200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 12, 2011, the Board of Directors of Credit One Financial, Inc. (the “Company”) appointed Xueyi Fan to serve as a director.  Ms. Fan will be a member of Audit Committee and Compensation Committee of the Board of Directors of the Company.

Ms. Fan, age of 42, is the founder of XYZ Gallery, which makes and markets a variety of paintings and drawings in Beijing, China.  Since 2002, Ms. Fan has been XYZ Gallery’s President, Chief Executive Officer, and Chief Financial Officer.  In 2007, Ms. Fan co-founded Four-Season Matou Space Gallery in Beijing, China, and she has been served as its vice president in Arts and Business Development.

Ms. Fan will not receive any compensation for her services as a director, but she may be reimbursed for reasonable expenses incurred in connection with attendance of meetings of the board of directors.

Ms. Fan has no family relationships with any director or executive officer of the Company, and there is no arrangement or understanding between Ms. Fan and any other persons pursuant to which she was selected as a director of the Company.   In addition, there have been no transactions in which Ms. Fan has an interest requiring disclosure under Item 404(a) of Regulation S-K.  The Board has determined that Ms. Fan is an independent director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDIT ONE FINANCIAL, INC.

/s/ Dicky Cheung
Dicky Cheung
CEO and President

Date: December 13, 2011